Exhibit 10.1

Execution Version

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of September 4, 2024, is by and among Noble Corporation plc, a public limited company incorporated under the laws of England and Wales (“Noble”) and Computershare, Inc., a Delaware corporation (“Computershare”), and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company, collectively as warrant agent (the “Warrant Agent”) and Diamond Offshore Drilling, Inc., a Delaware corporation (“Diamond Offshore”). Capitalized terms used but not defined in this Agreement have the respective meanings ascribed to such terms in the Warrant Agreement (as defined below).

WHEREAS, Diamond Offshore and the Warrant Agent have previously entered into a warrant agreement, dated as of April 23, 2021 (as amended prior to the date hereof, the “Warrant Agreement”) governing the terms of Diamond Offshore’s outstanding warrants to acquire shares of common stock of Diamond Offshore, par value $0.0001 per share (the “Diamond Common Stock”);

WHEREAS, Diamond Offshore entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) with Noble, Dolphin Merger Sub 1, Inc., an indirect wholly owned subsidiary of Noble (“Merger Sub 1”), and Dolphin Merger Sub 2, Inc., an indirect wholly owned subsidiary of Noble (“Merger Sub 2”), under which, and upon the terms and subject to the conditions set forth therein, Merger Sub 1 will be merged with and into Diamond Offshore (the “First Merger”), with Diamond Offshore surviving and becoming an indirect wholly owned subsidiary of Noble, and immediately thereafter, Diamond Offshore, as the surviving entity in the First Merger, will merge with and into Merger Sub 2 (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub 2 surviving and continuing as an indirect wholly owned subsidiary of Noble.

WHEREAS, at the closing of the First Merger (the “Closing”), each issued and outstanding share of Diamond Common Stock immediately prior to the effective time of the First Merger (other than any Cancelled Shares and any Appraisal Shares, each as defined in the Merger Agreement) will be converted automatically converted into the right to receive (a) $5.65 in cash, without interest; (b) 0.2316 validly issued, fully paid and non-assessable A ordinary shares, $0.00001 nominal value per share, of Noble (“Noble Ordinary Shares”); and (c) any cash in lieu of fractional Noble Ordinary Shares to be paid pursuant to the Merger Agreement (the “Merger Consideration”);

WHEREAS, pursuant to Section 3.1(c) of the Merger Agreement and Section 5.6 of the Warrant Agreement, upon the Closing, each Warrant issued and outstanding immediately prior thereto will, immediately after the Closing and for 90 days thereafter, remain outstanding and during such 90-day period shall, in lieu of the number of Warrant Shares then exercisable under the Warrants, be exercisable for the Merger Consideration to which the holder of the Warrant would have been entitled to upon consummation of the First Merger, if the holder of such Warrant had exercised the Warrant in full immediately prior to the effective time of the First Merger and acquired the applicable number of the shares of Diamond Common Stock then issuable upon exercise of the Warrant as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of the Warrants but taking into account the payment of the Warrant Exercise Price (or exercise on a “cashless basis”)), and the rights and obligations of Diamond Offshore under the Warrant Agreement shall become rights and obligations of Noble;

WHEREAS, as a result of the foregoing, the parties hereto wish for Diamond Offshore to cease to have any rights, interests or obligations in or under the Warrant Agreement and for Noble to accept and become entitled to and possess all such rights and interests and become subject to all such obligations thereunder, in each case, effective upon the Closing;

WHEREAS, Noble desires the Warrant Agent to act on behalf of Noble, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, call, exercise and cancellation of the Warrants assumed by Noble in accordance with this Agreement (the “Noble Warrants”); and

WHEREAS, all acts and things have been done and performed which are necessary to make the Noble Warrants, when issued, the valid, binding and legal obligations of Noble, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE I

ASSIGNMENT AND ASSUMPTION

Section 1.1 Assignment and Assumption of Warrant Agreement.

(a) Effective as of the Closing, Diamond Offshore shall hereby assign and cease to have any rights, interest or obligation in or under the Warrant Agreement and Noble hereby agrees to accept and to become entitled to and possess all of Diamond Offshore’s rights and interests, and to become subject to all of Diamond Offshore’s obligations, in and under the Warrant Agreement, and Noble hereby confirms that it agrees to all rights, interests and obligations under the Warrant Agreement and the Noble Warrants.

(b) Pursuant to Section 5.6 of the Warrant Agreement, upon the Closing, each Warrant issued and outstanding immediately prior thereto will, immediately after the Closing and until the Close of Business on December 3, 2024, remain outstanding as a Noble Warrant and shall, in lieu of the number of Warrant Shares then exercisable under the Warrants, be exercisable for the Merger Consideration to which the holder of the Warrant would have been entitled to upon consummation of the First Merger, if the holder of such Warrant had exercised the Warrant in full immediately prior to the effective time of the First Merger and acquired the applicable number of the shares of Diamond Common Stock then issuable upon exercise of the Warrant as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of the Warrants but taking into account the payment of the Warrant Exercise Price (or exercise on a “cashless basis”)).

Section 1.2 Warrant Agreement and Warrant Certificates.

(a) In accordance with Section 5.6 of the Warrant Agreement and Noble’s assumption of all of the obligations of Diamond Offshore under the Warrant Agreement, any references in the Warrant Agreement or the Warrants to the “Company” or “Diamond Offshore” shall mean Noble from and after the Closing.

(b) In accordance with Section 8.7 of the Warrant Agreement, Noble hereby gives written designation of its address as follows:

Noble Corporation plc

13135 Dairy Ashford, Suite 800

Sugar Land, Texas, 77478

Attention: General Counsel

Email: legal@noblecorp.com

Section 1.3 Replacement Instruments. As of the Closing, all outstanding instruments evidencing Warrants shall automatically be deemed to evidence Noble Warrants reflecting the conversion and adjustment to the terms and conditions described herein and in Section 5.6 of the Warrant Agreement.

Section 1.4 Termination. For the avoidance of doubt, in accordance with the Section 5.6 of the Warrant Agreement which provides that Warrants shall remain outstanding for 90 days after the First Merger, the Noble Warrants will cease to be exercisable at the Close of Business on December 3, 2024, and, accordingly, any Noble Warrants not previously exercised at such time shall be cancelled for no consideration, and the Warrant Agreement and this Agreement shall terminate on the Termination Date; provided the provisions of Section 7.2 of the Warrant Agreement shall survive such termination.

ARTICLE II

MISCELLANEOUS

Section 2.1 Binding Effect; Benefits. This Agreement shall inure to the benefit of and shall be binding upon Noble, the Warrant Agent and the Holders and their respective heirs, legal representatives, successors and permitted assigns, subject to the terms of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall confer on any Person other than Noble, the Warrant Agent and the Holders, or their respective heirs, legal representatives, successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 2.2 Entire Agreement. This Agreement, the Warrant Agreement, the Warrants, and the other agreements and documents referenced herein and therein constitute the complete agreement as between all parties other than the Warrant Agent with respect to the subject matter hereof and supersede all prior agreements, oral or written, between or among the parties with respect thereto.

Section 2.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) if served by personal delivery upon the Person for whom it is intended, (b) if delivered by registered or certified mail, return receipt requested, postage prepaid, (c) if delivered by a nationally-recognized, overnight, air courier or (d) if sent by facsimile transmission or email with electronic confirmation, in each case, to the address set forth on the signature pages hereto opposite the signature block of the Person to receive such notice (or to such other address as may be designated in writing, in the same manner, by such Person. Any notice sent pursuant to this Agreement shall be effective when sent.

Section 2.4 Governing Law; Submission to Jurisdiction; Third-Party Beneficiaries. Section 8.8 and 8.9 of the Warrant Agreement shall apply to this Agreement as if incorporated herein, mutatis mutandis.

Section 2.5 Headings. All heading references contained in this Agreement are for convenience purposes only and shall not be deemed to limit or affect any of the provisions of this Agreement.

Section 2.6 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction; provided, that, if any one or more of the provisions contained in this Agreement shall be determined to be excessively broad as to activity, subject, duration or geographic scope, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable under applicable law; provided, further, however, that if such excluded provision shall materially and adversely affect the rights, immunities, liabilities, duties or obligations of the Warrant Agent, the Warrant Agent shall be entitled to resign immediately upon written notice to Noble.

Section 2.7 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or by electronic mail or electronic delivery in Adobe Portable Document Format or via DocuSign will be effective as delivery of a manually executed counterpart of this Agreement.

Section 2.8 Further Assurances. The parties hereby agree to take all such steps and to execute all such additional documents, instruments and certificates as may be necessary or appropriate in order to effect the assignment and assumption of the Warrants by Noble, and the other provisions hereof, in accordance with the terms hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed by its officer thereunto duly authorized.

NOBLE CORPORATION PLC		Address for Notices:

By:	/s/ Jennie Howard	Noble Corporation plc
	Name: Jennie Howard Title: Senior Vice President, General Counsel and Corporate Secretary	13135 Dairy Ashford, Suite 800 Sugar Land, Texas, 77478 Attention: General Counsel Email: legal@noblecorp.com

COMPUTERSHARE INC. and COMPUTERSHARE TRUST COMPANY, N.A., as Warrant Agent		Address for Notices:
Computershare Trust Company N.A. 150 Royall Street Canton, MA 02021 Attention: Client Services

By:	/s/ Thomas Borbely
Name: Thomas Borbely Title: Senior Manager, Corporate Actions

DIAMOND OFFSHORE DRILLING, INC.

By:	/s/ David L. Roland
Name: David L. Roland Title: Senior Vice President, General Counsel and Secretary